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                                                                     Exhibit 1.3


                             AGREEMENT AMONG UNDERWRITERS


    Agreement dated as of June __, 1997 between Sharpe Capital, Inc. ("Sharpe") and Aegis Capital Corporation. ("Aegis") (Sharpe and Aegis are herein collectively referred to as the "Underwriters").


                                W I T N E S S E T H :
                                - - - - - - - - - -


    WHEREAS, Intercorp Excelle Inc. (the "Company") has filed with the Securities and Exchange Commission ("Commission"), a registration statement on Form SB-2 (Registration No. 333-____) and one or more amendments thereto (collectively, the "Registration Statement") for the public sale ("Offering") through the Underwriters, severally and not jointly, of 1,000,000 shares of common stock, no par value per share (the "Common Stock"), and 1,000,000 common stock purchase warrants (the "Warrants"), 500,000 shares of Common Stock and 500,000 Warrants to be underwritten by Sharpe, and 500,000 shares of Common Stock and 500,000 Warrants to be underwritten by Aegis, plus an option, exercisable for a period of 45 days from the effective date of the Registration Statement, to purchase up to an additional 150,000 shares of Common Stock and up to 150,000 Warrants to cover over-allotments, if any (the "Over-allotment Option"); and

    WHEREAS, the Company and the Underwriters are, on the date hereof, entering into an underwriting agreement (the "Underwriting Agreement") which provides that the Underwriters will (a) purchase the Common Stock and Warrants (collectively, the "Securities"), severally and not jointly, at a price that reflects a 10% discount, (b) receive an expense allowance equal to 3% of the gross proceeds of the offering the ("Expense Allowance"), and (c) be sold, for nominal consideration, five-year warrants to purchase up to an aggregate of 100,000 shares of Common Stock and up to 100,000 Warrants (the "Underwriters' Warrants").

    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. UNDERWRITING FEES AND EXPENSES. Of the 10% underwriting discount per share of Common Stock and Warrant, each Underwriter shall receive 2% with respect to underwritten Securities and an additional 8% with respect to
Securities actually sold.   Each Underwriter shall bear its own expenses in
connection with the transactions contemplated herein, provided that the following expenses shall be deducted from the Expense Allowance prior to distribution: fees and disbursements of Singer Zamansky LLP, counsel to the Underwriters in connection with the transaction (other than for blue sky matters which, pursuant to the Underwriting Agreement, shall be borne by the Company). It is understood amount the Underwriters that Singer Zamansky LLP is acting as legal counsel for both the Underwriters and that the interests of one Underwriter is not


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superior to the other.   After such deductions, the balance of the Expense
Allowance shall be divided equally among the Underwriters. However, any reduction in compensation payable to the Underwriters in connection with the Offering as a result of the determination of the National Association of Securities Dealers, Inc. that compensation had previously accrued to one, but not both Underwriters, shall be deducted in its entirety from the compensation otherwise payable to such Underwriter pursuant to the terms of this Agreement

    2. PURCHASE OF COMMON STOCK AND WARRANTS AND OVER-ALLOTMENT OPTION. Each Underwriter shall underwrite, severally and not jointly, the Common Stock and Warrants set forth in the first Whereas clause hereof. Sharpe shall retain 500,000 shares of Common Stock and 500,000 Warrants; and Aegis shall retain 500,000 shares of Common Stock and 500,000 Warrants. Sharpe and Aegis shall have the mutual right to exercise the Over-allotment Option on a pro-rata basis.

    3. UNDERWRITERS' WARRANTS. Each Underwriter shall be entitled to purchase a pro rata portion of the Underwriters' Warrants.

    4. NOMINEE TO BOARD OF DIRECTORS. Sharpe and Aegis shall be entitled to designate one mutually agreed upon nonvoting advisor to the Company's Board of Directors as set forth in the Underwriting Agreement.

    5.   INDEMNITY AND CONTRIBUTION.

         5.1. Each Underwriter agrees to indemnify and hold harmless the other Underwriter, its officers, directors, partners, employees, agents, and counsel and each person, if any, who controls any such Underwriter within the meaning of
Section 15 of the Act or Section 20(a) of the Exchange Act ("Control Persons"), with respect to written information provided to the Company by such Underwriter as stated in Section 2(c) of the Underwriting Agreement, to the extent and upon the terms which the Underwriters agree to indemnify and hold harmless the Company as set forth in the Underwriting Agreement.

         5.2. Each Underwriter will pay as contribution, its ratable share (based upon the number of shares of Common Stock or Warrants underwritten by each) of any losses, liabilities, claims, or damages, joint or several, paid or incurred by any Underwriter to any person other than an Underwriter, arising out of, based upon, or in connection with any untrue statement or alleged untrue statement of any material fact contained in any preliminary prospectus, the Registration Statement, the Prospectus (as from time to time amended or supplemented), any amendment or supplement thereto, or in any application or other document or communication executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify the Units under the "blue sky" or securities laws thereof or filed with the Commission or any securities exchange, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (other than a statement or omission made in reliance upon and


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in conformity with written information furnished to the Company as stated in
Section 2(c) of the Underwriting Agreement with respect to any Underwriter by or on behalf of such Underwriter expressly for inclusion therein); and will pay its pro rata portion of all attorney's fees and any and all expenses whatsoever reasonably incurred in investigating, preparing, or defending against any such loss, liability, claim, or damage, or any action in respect thereof and any amounts paid in settlement of any claim or litigation. In determining the amount of each of the Underwriters' obligation under this Section 5, appropriate adjustment will be made to reflect any amounts received by any Underwriter in respect of such untrue statement, alleged untrue statement, omission, or alleged omission from the Company pursuant to Section 10 of the Underwriting Agreement or otherwise. There shall be credited against any amount paid or payable by the Underwriters pursuant to this Section 5.2 any loss, liability, claim, damage, or expense which is reasonably incurred as a result of any such claim asserted against the Underwriters (other than fees and disbursements of an Underwriter's separate counsel if such counsel is not jointly approved by the Underwriters as provided in the next sentence), and if such loss, liability, claim, damage, or expense is incurred by the Underwriters subsequent to any payment by the Underwriters pursuant to this Section 5.2, appropriate provision shall made to effect such credit, by refund or otherwise. If any such claim is asserted or any action in connection therewith as we jointly deem necessary or desirable, including retaining counsel for the Underwriters, and in the Underwriters' joint discretion separate counsel for any particular Underwriter and the fees and disbursements of any counsel so retained shall be included in the amounts payable pursuant to this Section 5.2.

         5.3. The indemnity and contribution contained in this Section 5 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of such other Underwriter or its officers, directors, partners, employees, agents, counsel, or Control Persons (if any) and shall survive the delivery of the Units to the Underwriters and the termination of this Agreement. In determining amounts payable pursuant to Section 5.2 hereof, any loss, liability, claim, damage or expense incurred by any person who controls any Underwriter within the meaning of Section 15 of the Act or any Underwriter which has been incurred by reason of such control or other relationship shall be deemed to have been incurred by such Underwriter. Any Underwriter shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of such Underwriter. No Underwriter may settle any such claim or action without the prior written consent of the other. Whenever an Underwriter receives notice of the assertion of any claim or the commencement of any action to which the provisions of
Section 5.2 hereof would be applicable, such Underwriter will give prompt notice thereof to the other Underwriter.

    6. REDEMPTION OF WARRANTS. It is hereby agreed that during such period as the redemption of the Warrants requires the mutual consent of the Underwriters pursuant to the Underwriting Agreement.


    7.   BOARD OF DIRECTOR DESIGNEE.  Pursuant to the provisions of the
Underwriting


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Agreement, a mutually agreed upon designee of Sharpe and Aegis will be invited to attend meetings of the Board of Directors of the Company. Subject to obligations of confidentiality, upon the request of any other Underwriter, the designee will inform such Underwriter on a timely basis of any material information regarding the Company or its business or operations. Provided, however, that nothing contained herein shall obligate such designee to attend any meeting or meetings of the Board of Directors.

    8. MISCELLANEOUS. This Agreement is made solely for the benefit of the Underwriters and their respective officers, partners, agents, counsel and Control Persons and their respective successors and assigns, and not other person shall acquire or have any rights by virtue of this Agreement. The validity, interpretation and construction of this Agreement and of each part hereof will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of laws. This Agreement constitutes the parties' full agreement and may not be modified by anything other than a writing signed by the parties. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

    All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

         (a)   If to Sharpe, to:

               Sharpe Capital, Inc.
               120 Broadway
               28th Floor
               New York, NY 10005

               If to Aegis, to:

               Aegis Capital Corporation
               70 East Sunrise Highway
               Suite 415
               Valley Stream, NY 11581

               Attn.: Mr. Robert Eide, Chairman

         (b)   With a copy of all notices to either Sharpe or Aegis to:

               Singer Zamansky LLP
               40 Exchange Place, 20th Floor
               New York, New York 10005


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               Attention: Gregory Sichenzia, Esq.

or to such other addresses as any party shall have specified by notice in writing to the others.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                             SHARPE CAPITAL, INC.


                             By: _______________________________




                             AEGIS CAPITAL CORPORATION


                             By:_______________________________




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